Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is entered into on October 19, 2023 by and among Integral Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Integral Acquisition Corporation 1, a Delaware corporation (“SPAC”) and Flybondi Limited, a private limited company incorporated under the laws of England and Wales (the “Company”). The Sponsor, SPAC and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement referenced below.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of an aggregate of (i) 2,875,000 shares of SPAC Class B Common Stock (including, for the avoidance of doubt, any such shares converted to SPAC Class A Common Stock after the date hereof, the “Founder Shares”; and the Founder Shares, together with any other shares of SPAC Common Stock of which ownership of record or the power to vote hereafter acquired by Sponsor prior to the termination of this Agreement, the “Shares”) and (ii) 4,950,000 SPAC Private Placement Warrants (the “Founder Warrants” and, together the Shares and any other SPAC Warrants and equity securities of SPAC acquired by Sponsor prior to the termination of this Agreement and the Shares, the “Securities”).

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, SPAC, the Company, FB Parent Limited, a limited company incorporated under the laws of England and Wales (“TopCo”), Gaucho MS, Inc., a Delaware corporation and wholly-owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “TopCo Parties” and each, a “TopCo Party”), and each of the holders of the Company’s outstanding shares that are named on Annex I thereto, have entered into a Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into SPAC, with SPAC continuing on as the surviving company, as a result of which SPAC will become a direct, wholly-owned subsidiary of TopCo.

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

COVENANTS AND AGREEMENTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 13.1 (Termination) thereof and (c) the liquidation of SPAC (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor (and any other Person to which any Founder Shares are validly transferred pursuant to the terms hereof) shall not, without the prior written consent of the Company, (i) issue, sell, offer to sell, exchange, contract or agree to sell or exchange, hypothecate, pledge, encumber, assign, convert, grant of any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, by operation of law or otherwise and whether voluntarily or involuntarily (collectively, “Transfer”), or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Securities (unless the transferee agrees in advance or concurrently with the Transfer, in writing, to be bound by this Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of any Securities, or (iii) file, confidentially submit or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any Securities.

Section 1.2 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to TopCo and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement.

Section 1.3 Sponsor Support Agreements. Prior to the Expiration Time, at any meeting of the SPAC Stockholders, including the SPAC Stockholder Meeting pursuant to Section 11.2(b) of the Business Combination Agreement, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Stockholders is sought, the Sponsor shall, solely in its capacity as a record owner of common stock of SPAC, (a) appear at each such meeting or otherwise cause all of its Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Shares:

(i) in favor of each of the Transaction Proposals;

(ii) against any proposal relating to a Competing Transaction; and

(iii) against any proposal, action or agreement that would or would reasonably be expected to (a) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (b) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or (c) result in any of the conditions set forth in Article XII (Conditions to Obligations) of the Business Combination Agreement not being fulfilled.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.4 Waiver of Redemption Rights; Waiver of Initial Conversion Ratio Adjustment.

(a) Sponsor hereby further agrees not to exercise any right to redeem any Shares for a pro rata portion of the Trust Account. The obligations of the Sponsor hereunder shall apply whether or not the SPAC Board or any committee, subcommittee or subgroup thereof recommends any of the Transaction Proposals and whether or not the SPAC Board or any committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to the SPAC Stockholders.

(b) Sponsor agrees to waive the provisions of Section 4.3(b)(ii) set forth in the SPAC’s certificate of incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC’s certificate of incorporation) in connection with the Transactions.

Section 1.5 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and will not enter into, any Contract that would, and will not modify or amend any Contract in a manner that would, in any material respect, restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.6 No Further Amendment of Insider Letter. Except as contemplated by the Business Combination Agreement or any Ancillary Agreement, including to amend the lock-up terms contained in the Insider Letter Agreement pursuant to Section 11.2(a)(E) of the Business Combination Agreement to be substantially the same as the lock-up terms as set forth in the Registration Rights and Lock-Up Agreement, without the prior written consent of the Company, neither the Sponsor nor SPAC shall amend, terminate or otherwise modify that certain letter agreement, dated as of November 2, 2021, by and among the Sponsor, certain members of the Sponsor’s board of directors and/or management team party thereto and SPAC (the “Insider Letter Agreement”).

Section 1.7 Non-SolicitationSection 1.8 . From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.1, the Sponsor agrees to be bound by, and subject to, Section 11.7 (Business Combination Proposal and Acquisition Proposals) of the Business Combination Agreement to the same extent as such provisions apply to SPAC as if Sponsor was a party thereto.

Section 1.8 Sponsor Transfer of Founder Shares and Founder Warrants. Sponsor hereby agrees that, immediately prior to the Closing, Sponsor shall irrevocably transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), 500,000 Founder Shares and 1,650,000 Founder Warrants, in each case, as directed by the Company.

Section 1.9 Sponsor Sale; Escrow Amount. After the release to SPAC of the Escrow Amount, as contemplated by the Business Combination Agreement, and prior to any liquidation of SPAC, Sponsor shall provide the Cartesian Escrow Parties at least ten (10) Business Days prior notice of SPAC’s intention to liquidate and to not repay the Escrow Amount. Within five (5) Business Days of such notice, the Cartesian Escrow Parties will inform Sponsor whether Cartesian or an Affiliate thereof intends to exercise an option to purchase 1,581,250 Founder

Shares from the Sponsor for an aggregate amount of $1.00; provided, however, that, if the Business Combination Agreement is terminated pursuant to Section 13.1(g) of the Business Combination Agreement, Cartesian shall have no such option to purchase the 1,581,250 Founder Shares from Sponsor. For the avoidance of doubt, if Cartesian or an Affiliate thereof does not exercise such option, the payment to the Cartesian Escrow Parties of an amount equal to the Escrow Amount shall no longer be due.

Section 1.10 SPAC Transaction Expenses. During the Interim Period, Sponsor: (i) shall use commercially reasonable efforts to limit, and direct SPAC to limit, the SPAC Transaction Expenses, including without limitation any cash expenses required to be paid at the Closing, to those expenses reasonable and necessary in connection with completion of the Transactions; (ii) shall direct SPAC to not, directly or indirectly, create, incur, assume or otherwise become liable for any expenses outside the Ordinary Course, unless SPAC obtains the prior written consent of the Company, except for any SPAC Extension Expenses; and (iii) shall use commercially reasonable efforts to cause SPAC Transaction Expenses to be payable in shares of SPAC Common Stock or SPAC Warrants deliverable by Sponsor.

Section 1.11 SPAC Extension. Unless the Closing has occurred or the Business Combination Agreement shall have otherwise been terminated in accordance with its terms, Sponsor shall use commercially reasonable efforts to take any and all actions necessary, including (i) directing SPAC to file a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders for a SPAC Extension until a date mutually agreed in writing between SPAC and the Company and (ii) paying the SPAC Extension Expenses when due, including any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees for the purpose of extending the time period for SPAC to consummate a Business Combination.

Section 1.12 SPAC Class B Common Stock Conversion. As promptly as practicable after the SPAC Extension (and in any case, within ten (10) Business Days of the date thereof), Sponsor shall convert substantially all of the shares of SPAC Class B Common Stock issued and outstanding for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the SPAC Class B Conversion Ratio (for the avoidance of doubt, after taking into account the waiver of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation pursuant to Section 1.4(b) above).

Section 1.13 SPAC Loans. In connection with, and immediately prior to the Closing, Sponsor and SPAC agree that all bona fide amounts due to Sponsor from SPAC for all loans of cash to SPAC, including the SPAC Working Capital Loans, shall be converted into SPAC Private Warrants at a stipulated value of $1.00 per SPAC Private Warrant.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. As of the date hereof, the Sponsor is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, and sole voting power with respect to, the Securities, and there exists no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Class Shares or SPAC Public Warrants), other than pursuant to (i) this Agreement, (ii) the Insider Letter Agreement, (iii) the Governing Documents of SPAC, (iv) the Business Combination Agreement, or (v) applicable securities laws. The Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor as of the date of this Agreement, and none of the Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of the Sponsor or (ii) require any consent, waiver, filing, notification, registration or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Founder Shares).

(d) Litigation. There is no legal proceeding pending against the Sponsor before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(e) Affiliate Arrangements. Except as disclosed in the prospectus, dated November 2, 2021, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(f) Acknowledgment. The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Agreement executed by the Sponsor, SPAC and the Company. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve or release a Party from any obligations or liabilities arising out of such Party’s willful breach of this Agreement prior to such termination or intentional fraud in the making of the representations and warranties in this Agreement. Notwithstanding the foregoing, this Article III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties. Any purported assignment or delegation not permitted under this Section 3.2 shall be null and void.

Section 3.3 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) may not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in New York County, New York (or in any appellate court thereof), this being in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the foregoing, each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement providing therefor executed by the Sponsor, SPAC and the Company.

Section 3.5 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.6 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.7 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC prior to the Closing, to:

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

United States of America

Attention:  Enrique Klix

E-mail:   enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105

Attention:  Barry I. Grossman, Esq.

  Jonathan Deblinger, Esq.

  Jonathan P. Cramer, Esq.

Email:    bigrossman@egsllp.com

  jdeblinger@egsllp.com

  jcramer@egsllp.com

with a copy (which shall not constitute notice) to:

Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Attention:  Andrew Gillen

Tom Coulter

Email:    andrew.gillen@traverssmith.com

tom.coulter@traverssmith.com

If to the Company, or to SPAC following the Closing, to:

Flybondi Limited

1 Scott Place

2 Hardman Street

Manchester, United Kingdom, M3 3AA

Attention:   Peter Yu

E-mail:    peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave.

New York, NY 10017

Attention:   Adam Namoury

Email:     adam.namoury@gtlaw.com

and

DWF Group PLC

20 Fenchurch Street

London, EC3M 3AG

Attention:    Laurence Applegate

Email:      laurence.applegate@dwf.law

If to the Sponsor, to:

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

United States of America

Attention:    Enrique Klix

E-mail:     enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105

Attention:    Barry I. Grossman, Esq.

Jonathan Deblinger, Esq.

Jonathan P. Cramer, Esq.

Email:      bigrossman@egsllp.com

jdeblinger@egsllp.com

jcramer@egsllp.com

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Other Provisions. The provisions set forth in each of Sections 14.7 (Governing Law), 14.8 (Headings; Counterparts), 14.13 (Severability) and 14.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10 No Challenges. During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, TopCo, the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement and the other agreements entered into by the Sponsor in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Business Combination Agreement.

Section 3.11 Further Assurances. The Sponsor hereby agrees that it shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and will use reasonable best efforts to take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, as another Party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement; provided, that except as contemplated or expressly set forth herein or in the Business Combination Agreement or any Ancillary Agreement, Sponsor will not be obligated to: (a) pay any funds or incur any liability or (b) forfeit any shares of SPAC Common Stock or any other economic benefits.

Section 3.12 Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

INTEGRAL SPONSOR, LLC

By:	/s/ Enrique Klix
Name:	Enrique Klix
Title:	Managing Member

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPAC:

INTEGRAL ACQUISITION CORPORATION 1

By:	/s/ Enrique Klix
Name:	Enrique Klix
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

FLYBONDI LIMITED

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director